UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2011 (December 20, 2011)

______________

BANCORP RHODE ISLAND, INC.
(Exact name of registrant as specified in its charter)

______________

Rhode Island	333-33182	05-0509802
(State or other jurisdiction of incorporation or organization	(Commission File Number)	(IRS Employer Identification Number)

One Turks Head Place, Providence, Rhode Island (Address of principal executive offices)	02903 (Zip Code)

(401) 456-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Pursuant to that certain Agreement and Plan of Merger, dated as of April 19, 2011 (the “Merger Agreement”), Bancorp Rhode Island, Inc. (the “Company”) will merge with and into Brookline Bancorp, Inc. (the “Merger”). Pursuant to the terms of the Merger Agreement, the Company’s outstanding stock options, restricted stock and performance share awards were to vest in full as of the effective time of the Merger.  On December 20, 2011, the Board of Directors of the Company, on the recommendation of the Compensation Committee and with the consent of Brookline Bancorp, Inc. (“Brookline”), accelerated the vesting of these awards to December 30, 2011 and authorized the cancellation of the performance share awards and the stock options and the payout as of such date of the amounts that would otherwise be paid upon the consummation of the Merger. On December 20, 2011, upon the recommendation of the Compensation Committee, the Board of Directors also approved the 2011 cash incentives earned by Merrill W. Sherman, Linda H. Simmons and Robert H. Wischnowsky under the Executive Annual Incentive Plan (the “EAIP”), based on performance through November 30, 2011 and projected performance for December 2011.  In addition, on December 23, 2011, the Compensation Committee approved the 2011 cash incentive earned by Mark J. Meiklejohn under the EAIP, also based on performance through November 30, 2011 and projected performance for December 2011.  The Board and Compensation Committee approved payment of these cash incentive awards on December 30, 2011, the last business day prior to the expected completion of the Merger on January 1, 2012.  The following is a summary of the awards and compensation being accelerated and the amounts payable to each named executive officer in connection with such acceleration.

Stock Options. The stock options (the “Options”) granted to Merrill W. Sherman, Linda H. Simmons, Mark J. Meiklejohn and Robert H. Wischnowsky pursuant to the 2002 Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”), which Options would otherwise vest ten days prior to the closing of the Merger and be cancelled and cashed-out upon the closing of the Merger, will be cancelled on December 30, 2011 and the holder will receive for each share subject to an Option, cash equal to the difference between the exercise price for the Option and $48.25, net of all applicable withholding taxes.  The number of shares of the Company’s common stock underlying the Options and the corresponding value of such Options are set forth below for each named executive officer:

Named Executive Officer	Number of Shares	Value of Shares
Merrill W. Sherman	158,555	$2,938,109.99
Linda H. Simmons	69,141	$1,052,977.07
Mark J. Meiklejohn	41,067	$693,540.33
Robert H. Wischnowsky	27,810	$665,969.56

Restricted Stock. The restricted stock (the “Restricted Stock”) held by Merrill W. Sherman, Linda H. Simmons, Mark J. Meiklejohn and Robert H. Wischnowsky, which Restricted Stock would otherwise vest upon the closing of the Merger, will vest on December 30, 2011.  The closing price of the Company’s common stock on December 23, 2011 was $38.59 per share.  However, under the terms of the Merger Agreement, shareholders of the Company (including the named executive officers) will receive, for each share of common stock of the Company and at the holder’s election, either $48.25 in cash (“cash consideration”), or 4.686 shares of Brookline common stock (“stock consideration”) or a combination thereof, subject to certain election, allocation and proration procedures.  Based on the preliminary results of such election, allocation and proration procedures, upon closing of the Merger, the named executive officers will receive cash consideration for approximately 51.9% of the Restricted Stock and stock consideration for approximately 48.1% of the Restricted Stock. Based on the value of Brookline common stock on December 23, 2011 ($8.24), the estimated value of the Restricted Stock (which will change based upon changes in the value of Brookline common stock between December 23, 2011 and the closing date of the Merger) is set forth below for each named executive officer:

Named Executive Officer	Number of Shares	Estimated Value of Shares on Vesting	Estimated Value of Merger Consideration
Merrill W. Sherman	5,825	$224,786.80	$254,054.10
Linda H. Simmons	2,557	98,674.63	$111,522.10
Mark J. Meiklejohn	2,172	83,817.00	$94,730.54
Robert H. Wischnowsky	2,162	83,431.58	$94,294.40

Performance Shares. Based on the achievement of performance goals as of September 30, 2011, the unvested performance share awards (the “Performance Share Awards”) granted to Merrill W. Sherman, Linda H. Simmons, Robert H. Wischnowsky and Mark J. Meiklejohn pursuant to the Equity Incentive Plan, which would otherwise vest and be paid upon the closing of the Merger, will be paid on December 30, 2011. The number of shares of the Company’s common stock associated with the Performance Share Awards and the corresponding value of such awards as of December 30, 2011 (based on the cash-out price of $48.25) are set forth below for each named executive officer:

Named Executive Officer	Number of Shares	Value of Shares
Merrill W. Sherman	3,120	$150,540.00
Linda H. Simmons	1,332	$64,269.00
Mark J. Meiklejohn	1,161	$56,018.25
Robert H. Wischnowsky	1,139	$54,956.75

Payment of 2011 Bonuses. Based upon a review of performance through November 30, 2011 and projected performance for December 2011, the Compensation Committee and Board of Directors of Bank Rhode Island approved payment, on December 30, 2011, of the awards and bonuses under the EAIP for Merrill W. Sherman, Linda H. Simmons, Mark J. Meiklejohn and Robert H. Wischnowsky at the “target” levels as set forth below:

Named Executive Officer	2011 Bonus
Merrill W. Sherman	$264,042
Linda H. Simmons	$131,476
Mark J. Meiklejohn	$115,875
Robert H. Wischnowsky	$111,240

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.                      Exhibit

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP RHODE ISLAND, INC.

Date Decenber 27, 2011	By:	/s/ Linda H. Simmons
Linda H. Simmons
Chief Financial Officer